Exhibit 10.1

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

Royalty Purchase Agreement

By and Between

Rare Delaware Inc.

Ultragenyx Pharmaceutical Inc.

and

OCM LS23 Holdings LP

Dated as of July 14, 2022

-i-

-ii-

-iii-

Index of Exhibits

Exhibit A: Wire Transfer Instructions

Exhibit B: Form of Bill of Sale

Exhibit C: Licensee Consent

Exhibit D: License Agreement

Exhibit E: Form of Licensee Instruction Letter

Exhibit F: Buyer Bank Account

-iv-

ROYALTY PURCHASE AGREEMENT

This Royalty Purchase Agreement (this “Agreement”), dated as of July 14, 2022 (the “Effective Date”), is made and entered into by and among Rare Delaware Inc., a Delaware corporation (“Seller”), Ultragenyx Pharmaceutical Inc., a Delaware corporation and the direct parent of Seller (“Ultragenyx”) and OCM LS23 Holdings LP, an Ontario limited partnership (“Buyer”).

RECITALS:

WHEREAS, pursuant to the License Agreement, Ultragenyx and Licensee granted to each other certain licenses and other rights and, commencing on the Profit Share Territory Transition Date, Licensee will have the exclusive right to (among other activities) sell the Licensed Product in the Profit Share Territory, and Licensee, in partial consideration thereof, agreed to pay the Royalty and other payments to Ultragenyx from and after the Profit Share Territory Transition Date;

WHEREAS, Ultragenyx has sold the Royalty to Seller, and Buyer now desires to purchase the Purchased Interest from Seller, while Seller desires to sell the Purchased Interest to Buyer.

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller, Ultragenyx and Buyer hereby agree as follows:

Article 1
DEFINED TERMS AND RULES OF CONSTRUCTION

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” shall have the meaning ascribed to the term Affiliate in Section 1.1.1 of the License Agreement. In the case of Buyer, the term Affiliate also includes any Person in respect of which OMERS Administration Corporation, as administrator of the OMERS primary pension plan and trustee of the pension funds thereunder, holds, directly or indirectly, more than 50% of the equity interests of such Person.

“Agreement” is defined in the preamble.

“Amendment No. 3” means that certain Amendment No. 3 to the Collaboration and License Agreement by and between Ultragenyx and Licensee, dated as of September 29, 2017.

“Applicable Law” means, with respect to any Person, all laws, rules, regulations and order of Governmental Entities applicable to such Person or any of its properties or assets;

“Applicable Patents” is defined in Section 6.12(c).

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“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.

“Bill of Sale” is defined in Section 3.3.

“Business Day” means any day other than (I) a Saturday or Sunday or (ii) a day on which banking institutions located in New York, New York or Toronto, Ontario are permitted or required by Applicable Law to remain closed.

“Buyer” is defined in the preamble.

“Buyer Bank Account” is defined in Section 6.2(c).

“Buyer Closing Certificate” is defined in Section 3.2(c).

“Buyer GP” means OCM LS23 Holdings G.P. Inc., in its capacity as general partner of Buyer.

“Buyer Indemnified Parties” is defined in Section 8.1(a).

“Closing” is defined in Section 3.1.

“Closing Date” means the date on which the Closing occurs.

“Determination” is defined in Section 6.17(b).

“Disclosure Schedule” means the Disclosure Schedule, dated as of the Effective Date, delivered to Buyer by Ultragenyx and Seller concurrently with the execution of this Agreement.

“Disputes” is defined in Section 4.1(l)(ii).

“Drug Substance” shall have the meaning ascribed to the term Drug Substance in Section 1.1.15 of the License Agreement.

“Excluded Liabilities and Obligations” is defined in Section 2.2.

“Field” shall have the meaning ascribed to the term Field in Section 1.1.22 of the License Agreement.

“Governmental Entity” means any: (i) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, provincial, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (iv) multi-national organization or body; or (v) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“In-Licenses” shall have the meaning ascribed to the term In-Licenses in Section 1.1.36 of the License Agreement.

“Indemnified Party” is defined in Section 8.2.

“Indemnifying Party” is defined in Section 8.2.

“Intended Tax Treatment” is defined in Section 6.17(a).

“Intercompany Sale Documents” means that certain Purchase and Sale Agreement by and between Ultragenyx and Seller, dated as of July 14, 2022 and that certain Promissory Note issued by Seller to Ultragenyx, dated as of July 14, 2022.

“Joint Invention” shall have the meaning ascribed to the term Joint Invention in Section 1.1.37 of the License Agreement.

“Joint Invention Patents” means all Patent Rights claiming or covering any Joint Inventions.

“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.

“KHK Invention Patents” means all Patent Rights claiming or covering any KHK Inventions.

“KHK Inventions” shall have the meaning ascribed to the term KHK Inventions in Section 1.1.39 of the License Agreement.

“KHK Know-How” shall have the meaning ascribed to the term Licensed Know-How in Section 1.1.46 of the License Agreement.

“KHK Patent Rights” shall have the meaning ascribed to the term Licensed Patent Rights in Section 1.1.47 of the License Agreement.

“Knowledge of Seller” means the actual knowledge of the individuals listed on Schedule 1.1-S of the Disclosure Schedule, after due inquiry.

“Knowledge of Ultragenyx” means the actual knowledge of the individuals listed on Schedule 1.1-U of the Disclosure Schedule, after due inquiry.

“License Agreement” means that certain Collaboration and License Agreement, dated as of August 29, 2013, by and between Ultragenyx and Licensee, as amended by that certain Amendment No. 1, dated as of August 24, 2015, that certain Amendment No. 2, dated as of

November 28, 2016, Amendment No. 3, that certain Amendment No. 4, dated as of January 29, 2018, that certain Amendment No. 5, dated as of April 30, 2018, that certain Amendment No. 6, dated as of February 1, 2019, that certain Amendment No. 7, dated as of December 5, 2018, that certain Amendment No. 8, dated as of July 4, 2019, that certain Amendment No. 9, dated as of December 23, 2019, that certain Amendment No. 10, dated as of April 1, 2020 and that certain Amendment No. 11, dated as of December 17, 2021.

“Licensed IP” means, collectively, the Licensed KHK IP and the Licensed UGNX IP.

“Licensed KHK IP” means the KHK Patent Rights, the KHK Know-How, the KHK Inventions and Licensee’s interest in the Joint Inventions.

“Licensed UGNX IP” means the UGNX Inventions and Ultragenyx’s interest in the Joint Inventions.

“Licensed Patents” is defined in Section 4.1(l)(i).

“Licensed Product” shall have the meaning ascribed to the term Licensed Product in Section 1.1.48 of the License Agreement.

“Licensee” means Kyowa Kirin Co. Ltd. (formerly, Kyowa Hakko Kirin Co., Ltd.) and any successor thereof, as permitted pursuant to the terms of this Agreement and the License Agreement.

“Licensee Consent” is the consent letter attached hereto as Exhibit C.

“Licensee Instruction Letter” is defined in Section 6.2(b).

“Lien” means any mortgage, lien, pledge, charge, adverse claim, security interest, encumbrance or restriction of any kind, including any restriction on use, transfer or exercise of any other attribute of ownership of any kind.

“Loss” means any and all Judgments, damages, Taxes, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel.

“Material Adverse Effect” shall mean (i) a material adverse effect on the legality, validity or enforceability of any provision of the Intercompany Sale Documents or this Agreement, (ii) a material adverse effect on the ability of Seller or Ultragenyx to perform any of its obligations hereunder or under any of the Intercompany Sale Documents, (iii) a material adverse effect on the rights or remedies of Buyer hereunder, (iv) a material adverse effect on the rights of Seller or Ultragenyx under the License Agreement related to the Royalty or the Profit Share Territory or (v) an adverse effect on the timing, amount or duration of the payments to be made to Buyer in respect of any portion of the Purchased Interest or the right of Buyer to receive such payments in any material respect (but excluding in each case any event, circumstance or change based on market conditions generally applicable to the industry in which Seller or

Ultragenyx operates or in any specific jurisdiction or geographical area, such as drug reimbursement rates or the commercial launch of a potentially competitive product).

“Mutually Agreed” means:

(a) for matters: (x) solely related to the Royalty or the Profit Share Territory, or (y) that would reasonably be expected (with or without the giving of notice or passage of time, or both) to result in a Material Adverse Effect, Seller or Ultragenyx shall take (or refrain from taking) such reasonable actions in respect of each such matter as are reasonably requested by Buyer;

(b) except with respect to matters related to routine intellectual property maintenance and prosecution, for matters under the License Agreement that: (x) do not relate, directly or indirectly, to the Royalty or the Profit Share Territory and (y) would not reasonably be expected (with or without the giving of notice or passage of time, or both) to result in a Material Adverse Effect, Seller or Ultragenyx shall have the right (subject to providing prior, reasonably detailed written notice to Buyer) to take (or refrain from taking) such actions in respect of each such matter as Seller or Ultragenyx, acting reasonably, deems appropriate; or

(c) except with respect to matters related to routine intellectual property maintenance and prosecution, for matters (x) involving a UGNX Invention Patent in the Profit Share Territory or a Joint Invention Patent (but subject to the extent of Seller’s or Ultragenyx’s rights under Section 10.2.1 of the License Agreement) in the Profit Share Territory, including patent term restoration, extension or adjustment, supplementary protection certificates and the like or any other similar foreign equivalent, or (y) all other matters under the License Agreement that (i) do not meet the criteria set forth in clauses (a) or (b) above, and (ii) would not reasonably be expected (with or without the giving of notice or the passage of time, or both) to result in a Material Adverse Effect, Seller or Ultragenyx shall take (or refrain from taking) actions in respect of each such matter as Seller or Ultragenyx and Buyer, each acting reasonably, mutually agree.

“Net Sales” shall have the meaning ascribed to the term Net Sales in Section 1.1.54 of the License Agreement.

“Opinion” is defined in Section 3.5.

“Patent Rights” shall have the meaning ascribed to the term Patent Rights in Section 1.1.58 of the License Agreement.

“Permitted Liens” means any (i) mechanic’s, materialmen’s, and similar liens for amounts not yet due and payable, (ii) statutory liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith, (iii) any liens in favor of, or granted to, Licensee pursuant to the License Agreement, (iv) any liens created, permitted or required by the Transaction Documents in favor of Buyer or its Affiliates, (v) Liens related to “march in” rights of the United States government under 35 U.S.C. §§ 200 – 212, and implementing regulations, and (vi) other liens and encumbrances not incurred in connection with the borrowing of money by Ultragenyx, Seller or any other Person that do not materially and adversely affect the use or value of the affected assets provided that, in each case, such liens are automatically released upon the sale or other transfer of the affected assets (it being understood that any obligations secured by such “Permitted Liens” shall remain the obligations of Ultragenyx).

“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.

“Pharmacovigilance Agreement” means that certain Pharmacovigilance Agreement by and between [***] and Ultragenyx, dated as of May 13, 2021, as amended June 8, 2022.

“Prime Rate” means the prime rate published by the Wall Street Journal, from time to time, as the prime rate.

“Proceeds” means any amounts actually recovered by Ultragenyx or Seller as a result of any settlement or resolution of any actions, suits, proceedings, claims or disputes related to the License Agreement related to or involving the Royalty.

“Profit Share Territory” shall have the meaning ascribed to the term Profit Share Territory in Section 1.1.67 of the License Agreement.

“Profit Share Territory Transition Date” shall mean April 26, 2023.

“Purchase Price” means $500,000,000.

“Purchased Interest” means the right to receive payments in amounts equal to the Royalty.

“Quality Technical Agreement” means that certain Quality and Technical Agreement by and between [***] and Ultragenyx, dated as of March 29, 2018.

“Representative” means, with respect to any Person, (i) any direct or indirect stockholder, member or partner of such Person and (ii) any manager, director, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, bankers, financial advisors and actual and potential lenders and investors) of such Person.

“Royalty” means, on any date prior to the occurrence of the earlier of (a) the date on which aggregate payments on account of the Purchased Interest owed to Buyer hereunder equal the Royalty Cap or (b) the date of the last Royalty payment under the License Agreement, 30% of the following (in each case, as determined without giving effect to the transactions under the Intercompany Sale Documents): (i) all payments owed to Ultragenyx under Section

7.2.2 of the License Agreement with respect to Net Sales of a Licensed Product in the Profit Share Territory from and after the Profit Share Territory Transition Date, (ii) any payments to Ultragenyx under the License Agreement in lieu of such payments of the foregoing clause (i), (iii) any payments to Ultragenyx under Section 10.5.3(i) of the License Agreement relating to a claim for Competing Product Infringement (as defined in the License Agreement) in the Profit Share Territory that occurred from and after the Profit Share Territory Transition Date, (iv) any payments to Ultragenyx under Section 15.5(d), (e) or (h) of the License Agreement with respect to the Profit Share Territory from and after the Profit Share Territory Transition Date, and (v) any interest payments to Ultragenyx under Section 7.4 of the License Agreement assessed on any payments described in the foregoing clauses (i), (ii), (iii) or (iv).

For greater certainty: (i) such 30% portion of the foregoing amounts represents 100% of Seller’s entitlement thereto after giving effect to the transactions under the Intercompany Sale Documents and before giving effect to the sale of the Purchased Interest hereunder, and (ii) as between Ultragenyx, Seller and Buyer, Ultragenyx will remain entitled to 100% of all amounts payable under the License Agreement on account of Net Sales before the Profit Share Territory Transition Date, including subsequent adjustments to the reserves for the respective period.

Notwithstanding the foregoing and for the avoidance of doubt, the term “Royalty” shall exclude: (i) any payments under Article 7 of the License Agreement, except those payments arising pursuant to Sections 7.2.2 and 7.4 described above, (ii) any damages or royalties payable to a Third Party under Section 10.6.1 of the License Agreement, (iii) reimbursements to Ultragenyx or Seller for costs and expenses incurred in connection with the preparation, filing, prosecution and maintenance of patent applications and patents in the KHK Patent Rights under Section 10.1.1 or the Joint Inventions under Section 10.2.1 of the License Agreement or litigation costs under Sections 10.5.3, 10.6.2, or 10.6.3 of the License Agreement; (iv) any profit sharing payments and related cost reimbursements to Ultragenyx or Seller under Sections 7.1 and 7.2.1 of the License Agreement, or any milestone payments or upfront payments payable to Seller, if any, under Article 7 of the License Agreement, and (v) any indemnity payments to Ultragenyx or Seller and its Affiliates under Section 14.2 of the License Agreement that are not in respect of the Royalty.

“Royalty Cap” means $725,000,000.

“Royalty Reduction” is defined in Section 4.1(j)(xii).

“Royalty Reports” means the quarterly reports deliverable by Licensee pursuant to Section 7.2.4 of the License Agreement redacted to remove all information with respect to Licensed Products outside the Profit Share Territory.

“Royalty Termination Date” means the earlier of (a) the date on which aggregate payments on account of the Purchased Interest actually received by Buyer equal the Royalty Cap or (b) the date of payment of the Purchased Interest in respect of the last Royalty payment under the License Agreement in respect of the Profit Share Territory.

“Seller” is defined in the preamble.

“Seller Bank Account” is defined in Section 6.2(a).

“Seller Closing Certificate” is defined in Section 3.2(a).

“Seller Indemnified Parties” is defined in Section 8.1(b).

“Tax” or “Taxes” means any federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Third Party” shall have the meaning ascribed to the term Third Party in Section 1.1.77 of the License Agreement.

“Transaction Documents” means this Agreement, the Bill of Sale, the Disclosure Schedule, the Licensee Instruction Letter, and the Licensee Consent.

“UCC” means Article 9 of the New York Uniform Commercial Code, as in effect from time to time.

“UGNX Inventions” shall have the meaning ascribed to the term UGNX Inventions in Section 1.1.80 of the License Agreement.

“UGNX Invention Patents” means all Patent Rights claiming or covering any UGNX Inventions.

“Ultragenyx” is defined in the preamble.

“Ultragenyx Closing Certificate” is defined in Section 3.2(b).

Section 1.2 Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation;”

(b) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if;”

(c) “hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d) references to a Person are also to its permitted successors and assigns;

(e) definitions are applicable to the singular as well as the plural forms of such terms;

(f) unless otherwise indicated, references to an “Article”, “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;

(g) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States;

(h) references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement; and

(i) for purposes of the defined terms in Section 1.1, any term that is defined by reference to the License Agreement refers to the License Agreement as of the Effective Date, as amended in accordance with this Agreement.

Section 1.3 Headings. The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.

Article 2
PURCHASE, SALE AND ASSIGNMENT OF THE PURCHASED INTEREST

Section 2.1 Closing; Purchase Price. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign and convey to Buyer, and Buyer shall purchase, acquire and accept from Seller, free and clear of all Liens, the Purchased Interest. The purchase price to be paid to Seller for the sale, transfer, assignment and conveyance of the Purchased Interest to Buyer is the Purchase Price.

Section 2.2 No Assumed Obligations, Etc. Notwithstanding any provision in this Agreement to the contrary, Buyer is purchasing, acquiring and accepting only the Purchased Interest, and is not assuming any liability or obligation of Ultragenyx or Seller of whatever nature, whether presently in existence or arising or asserted hereafter, under the License Agreement or otherwise, all of which liabilities and obligations shall remain liabilities or obligations of Ultragenyx or Seller, as the case may be, and as between Ultragenyx or Seller, on the one hand, and Buyer, on the other hand, Ultragenyx and Seller shall exclusively remain jointly and severally responsible for the satisfaction and performance thereof (the “Excluded Liabilities and Obligations”). For the avoidance of doubt, the Excluded Liabilities and Obligations shall include any deductions or withholdings made by the Licensee (or any of its Affiliates) from any payment of Royalties on account of Taxes that arise as a result of amounts paid to Ultragenyx (including any assignee thereof) pursuant to the License Agreement prior to or following the Closing Date, other than Tax deductions or withholdings (including any interest and penalties thereon or related thereto) that are required under Applicable Law as a result of the payment of Royalties to or for the benefit of Seller. Except as specifically set forth herein in respect of the Purchased Interest purchased, acquired and accepted hereunder, Buyer does not, by such purchase, acquisition and acceptance, acquire any other contract rights of Ultragenyx or Seller under the License Agreement or any other assets of Ultragenyx or Seller.

Section 2.3 True Sale. It is the intention of the parties hereto that the sale, transfer, assignment and conveyance contemplated by this Agreement constitute a sale of the Purchased Interest from Seller to Buyer (and not a financing transaction, borrowing or loan) for all applicable purposes. Accordingly, Seller shall treat the sale, transfer, assignment and conveyance of the Purchased Interest as a sale of an “account” or a “payment intangible” (as appropriate) in accordance with the UCC, and Seller hereby authorizes Buyer to file financing statements (and continuation statements with respect to such financing statements when applicable) naming Seller as the debtor and Buyer as the secured party in respect of the Purchased Interest. Not in derogation of the foregoing statement of the intent of the parties hereto in this regard, and for the purposes of providing additional assurance to Buyer in the event that, despite the intent of the parties hereto, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, Seller does hereby grant to Buyer, as security for the obligations of Seller hereunder, a first priority security interest in and to all right, title and interest of Seller, in, to and under the Purchased Interest and any “proceeds” (as such term is defined in the UCC) thereof, and Seller does hereby authorize Buyer, from and after the Closing, to file such financing statements (and continuation statements with respect to such financing statements when applicable) as are necessary to perfect such security interest.

Article 3
CLOSING

Section 3.1 Closings; Payment of Purchase Price.

(a) Closing. The purchase and sale of the Purchased Interest shall take place on the Effective Date, subject to the conditions set forth in Article 5 being satisfied, or at such other place, time and date as the parties hereto may mutually agree (the “Closing”). At the Closing, Buyer shall deliver (or cause to be delivered) payment of the Purchase Price to Seller or its designee by wire transfer of immediately available funds to one or more accounts specified by Seller on Exhibit A, without any deduction or withholding on account of any Taxes.

Section 3.2 Closing Certificates.

(a) Seller’s Closing Certificate. At the Closing, Seller shall deliver to Buyer a certificate of the Secretary of Seller, dated as of the Closing Date, certifying (i) as to the incumbency of the officer of Seller executing this Agreement, (ii) as to the attached copies of Seller’s certificate of incorporation, bylaws and resolutions adopted by Seller’s board of directors authorizing (A) the execution and delivery by Seller of the Intercompany Sale Documents and the consummation by Seller of the transactions contemplated thereby, and (B) the execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby and (iii) that the conditions set forth in Section 5.1(a), Section 5.1(b) and Section 5.1(c) have been satisfied (the “Seller Closing Certificate”).

(b) Ultragenyx’s Closing Certificate. At the Closing, Ultragenyx shall deliver to Buyer a certificate of the Secretary of Ultragenyx, dated as of the Closing Date, certifying (i) as to the incumbency of the officer of Ultragenyx executing this Agreement, (ii) as to the attached copies of Ultragenyx’s certificate of incorporation, bylaws and resolutions adopted by Ultragenyx’s board of directors authorizing (A) the execution and delivery by Ultragenyx of the Intercompany Sale Documents and the consummation by Ultragenyx of the transactions contemplated thereby, and (B) the execution and delivery by Ultragenyx of this Agreement and the consummation by Ultragenyx of the transactions contemplated hereby and (iii) that the conditions set forth in Section 5.1(a), Section 5.1(b) and Section 5.1(c) have been satisfied (the “Ultragenyx Closing Certificate”).

(c) Buyer’s Closing Certificate. At the Closing, Buyer shall deliver to Seller and to Ultragenyx a certificate of an authorized officer thereof, certifying (i) as to the incumbency of the officer of Buyer executing this Agreement and (ii) that the conditions set forth in Section 5.2(a) and Section 5.2(b) have been satisfied (the “Buyer Closing Certificate”).

Section 3.3 Bill of Sale. At the Closing, upon confirmation of the receipt of the Purchase Price, Seller shall deliver to Buyer a duly executed bill of sale evidencing the sale, transfer, assignment and conveyance of the Purchased Interest, substantially in the form attached hereto as Exhibit B (the “Bill of Sale”).

Section 3.4 [Reserved].

Section 3.5 Legal Opinion. At the Closing, Gibson, Dunn & Crutcher LLP, as counsel to Ultragenyx and Seller, shall deliver to Buyer a duly executed legal opinion in the form previously agreed by the parties hereto (the “Opinion”).

Section 3.6 Form W-9. At the Closing, each of Ultragenyx and Seller shall deliver to Buyer a valid, properly executed IRS Form W-9 certifying that it is exempt from U.S. federal withholding tax and “backup” withholding tax.

Section 3.7 Form W-8BEN-E. At the Closing, Buyer shall deliver to Seller and Ultragenyx a valid, properly executed IRS Form W-8BEN-E certifying that Buyer is exempt from U.S. federal withholding tax with respect to any and all payments in respect of the Purchased Interest.

Section 3.8 Data Room. Ultragenyx shall instruct Cowen and Company to deliver to Buyer, within [***] Business Days following the Closing, an electronic copy of all of the information and documents posted to the virtual data room established by Cowen and Company as of the Effective Date in connection with the transactions contemplated hereby and made available to Buyer.

Article 4
REPRESENTATIONS AND WARRANTIES

Section 4.1 Seller’s and Ultragenyx’s Representations and Warranties. Except as set forth in the Disclosure Schedule, Seller and Ultragenyx jointly and severally represent and warrant to Buyer that as of the Effective Date:

(a) Existence; Good Standing. Each of Seller and Ultragenyx is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Seller is a wholly owned subsidiary of Ultragenyx. Each of Seller and Ultragenyx is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(c) Authorization. Each of Seller and Ultragenyx has all requisite corporate power and authority to execute, deliver and perform its obligations under the Intercompany Sale Documents and this Agreement. The execution, delivery and performance of the Intercompany Sale Documents and this Agreement, and the consummation of the transactions contemplated thereby and hereby, have been duly authorized by all necessary corporate action on the part of Seller and Ultragenyx.

(d) Enforceability. The Intercompany Sale Documents and this Agreement have been duly executed and delivered and constitute a valid and binding obligation of each of Seller and Ultragenyx, enforceable against each of Seller and Ultragenyx in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, securities, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies, or indemnification or by other equitable principles of general application.

(e) No Conflicts. The execution, delivery and performance by each of Seller and Ultragenyx of the Intercompany Sale Documents and this Agreement and the consummation of the transactions contemplated thereby and hereby do not and shall not (i) contravene or conflict with the organizational documents of Seller or Ultragenyx, (ii) contravene or conflict with or constitute a material default under any Applicable Law or Judgment binding upon or applicable to Seller or Ultragenyx, (iii) contravene or conflict with or constitute a default under the License Agreement or (iv) contravene or conflict with or constitute a material default under any other material contract or material agreement binding upon or applicable to Seller or Ultragenyx including the Royalty Purchase Agreement dated as of December 17, 2019 between Ultragenyx and RPI Finance Trust.

(f) Consents. Except for the Licensee Consent, a true, correct and complete copy of which is attached hereto as Exhibit C, and the consents that have been obtained on or prior to the Closing or filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by Seller or Ultragenyx in connection with (i) the execution and delivery by each of Seller and Ultragenyx of the Intercompany Sale Documents or this Agreement, (ii) the performance by Seller and Ultragenyx of its obligations under the Intercompany Sale Documents or this Agreement or (iii) the consummation by Seller and Ultragenyx of any of the transactions contemplated by the Intercompany Sale Documents or this Agreement.

(g) No Litigation.

(i) There is no action, suit, investigation or proceeding pending before any Governmental Entity or, to the Knowledge of Seller and to the Knowledge of Ultragenyx, threatened to which Seller is a party that, individually or in the aggregate would, if determined adversely, reasonably be expected to have a Material Adverse Effect.

(ii) There is no action, suit, investigation or proceeding pending before any Governmental Entity or, to the Knowledge of Ultragenyx, threatened to which Ultragenyx is a party that, individually or in the aggregate would, if determined adversely, reasonably be expected to have a Material Adverse Effect.

(h) Compliance with Applicable Laws.

(i) Seller is not in violation of, and to the Knowledge of Seller and to the Knowledge of Ultragenyx, Seller is not under investigation with respect to nor has Seller been threatened to be charged with or given notice of any violation of, any Applicable Law or Judgment applicable to Seller, which violation would reasonably be expected to have a Material Adverse Effect.

(ii) Ultragenyx is not in violation of, and to the Knowledge of Ultragenyx, Ultragenyx is not under investigation with respect to nor has Ultragenyx been threatened to be charged with or given notice of any violation of, any Applicable Law or Judgment applicable to Ultragenyx, which violation would reasonably be expected to have a Material Adverse Effect.

(i) No Undisclosed Events or Circumstances.

(i) Except for the transactions contemplated hereby, no event or circumstance has occurred or exists with respect to Seller, its Affiliates, or their respective businesses, properties, operations or financial condition, which, under Applicable Law, requires public disclosure or announcement by Seller but which has not been so publicly announced or disclosed and which, individually or in the aggregate, would constitute a Material Adverse Effect. There is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of Seller and to the Knowledge of Ultragenyx, threatened against Seller or any of its Affiliates which questions the validity of the Intercompany Sale Documents or this Agreement or the transactions contemplated thereby or hereby or any action taken or to be taken pursuant thereto or hereto. There is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of Seller and to the Knowledge of Ultragenyx, threatened, against or involving Seller or any of its Affiliates, or any of their respective properties or assets that would be reasonably be expected to result in a Material Adverse Effect.

(ii) Except for the transactions contemplated hereby, no event or circumstance has occurred or exists with respect to Ultragenyx, its Affiliates, or their respective businesses, properties, operations or financial condition, which, under Applicable Law, requires public disclosure or announcement by Ultragenyx but which has not been so publicly announced or disclosed and which, individually or in the aggregate, would constitute a Material Adverse Effect. There is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of Ultragenyx, threatened against Ultragenyx or any of its Affiliates which questions the validity of the Intercompany Sale Documents or this Agreement or the transactions contemplated thereby or hereby or any action taken or to be taken pursuant thereto or hereto. There is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of Ultragenyx, threatened, against or involving Ultragenyx or any of its Affiliates, or any of their respective properties or assets that would be reasonably be expected to result in a Material Adverse Effect.

(j) License Agreement; Intercompany Sale Documents. Attached hereto as Exhibits D-1, D-2 and D-3 are true, correct and complete copies of, respectively, the License Agreement, the Pharmacovigilance Agreement and the Intercompany Sale Documents. Seller has delivered to Buyer true, correct and complete copies of (A) all material communications between Ultragenyx and Licensee since April 2018 relating, directly or indirectly, to the Royalty or to the Licensed Products in the Profit Share Territory, and (B) all minutes from and meeting materials of the JSC (as such term is defined in the License Agreement) since April 2018, related, directly or indirectly, to the Royalty or the Licensed Products in the Profit Share Territory, and redacted to reflect solely such information.

(i) No Other Agreements. Except as set forth on Schedule 4.1(j)(i)(A) of the Disclosure Schedule, the License Agreement, the Pharmacovigilance Agreement and the Quality Technical Agreement are the only agreements, instruments, arrangements, waivers or understandings (collectively, “Contracts”) between Ultragenyx (or any predecessor or Affiliate thereof), on the one hand, and Licensee (or any predecessor or Affiliate thereof), on the other hand, relating to the subject matter thereof, and there are no other Contracts between Ultragenyx (or any predecessor or any Affiliate thereof), on the one hand, and Licensee (or any predecessor or Affiliate thereof), on the other hand, that relate, directly or indirectly, to the License Agreement, the Licensed IP, the Licensed Products (including the development or commercialization thereof), or the Royalty in the Profit Share Territory. Except as set forth on Schedule 4.1(j)(i)(B) of the Disclosure Schedule, Ultragenyx has not proposed or received any proposal, to amend or waive any provision of (1) the License Agreement since December 17, 2021, or (2) the Pharmacovigilance Agreement in each case of clause (1) and (2) in any manner that (x) would result in a breach of this Agreement or (y) would otherwise reasonably be expected (with or without the giving of notice or the passage of time, or both) to have a Material Adverse Effect. Ultragenyx and Seller have not agreed to amend or waive any provision of the Intercompany Sale Documents.

(ii) Licenses/Sublicenses. Except as set forth on Schedule 4.1(j)(ii) of the Disclosure Schedule, to the Knowledge of Ultragenyx, there are no licenses or sublicenses entered into by Licensee or any other Person (or any predecessor or Affiliate thereof) in respect of Licensee’s rights and obligations under the License Agreement (including any Licensed IP) related, directly or indirectly, to the Profit Share Territory. Ultragenyx has not received any notice from Licensee pursuant to Section 13.1.1 of the License Agreement.

(iii) Validity and Enforceability of License Agreement and Intercompany Sale Documents. The License Agreement and the Intercompany Sale Documents are legal, valid, binding, enforceable, and in full force and effect. The License Agreement and the Intercompany Sale Documents will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms except, with respect to the License Agreement, for such terms modified as expressly set forth in the Licensee Consent and the Licensee Instruction Letter, immediately following the consummation of the transactions contemplated by this Agreement. No party to the License Agreement or the Intercompany Sale

Documents is in material, substantial and ongoing breach thereof, there is no ongoing breach under the License Agreement that would reasonably be expected (with or without the giving of notice or the passage of time, or both) to have a Material Adverse Effect, and no event has occurred that with notice or lapse of time would constitute a material breach of the License Agreement or a breach that would reasonably be expected (with or without the giving of notice or the passage of time, or both) to have a Material Adverse Effect, or permit termination, modification, or acceleration, under the License Agreement or the Intercompany Sale Documents. No party to the License Agreement or the Intercompany Sale Documents has repudiated any provision of the License Agreement or the Intercompany Sale Documents and Ultragenyx has not received any notice in connection with the License Agreement challenging the validity, enforceability or interpretation of any provision of such agreement, including the obligation to pay any portion of the Royalty without set-off of any kind. Neither Ultragenyx nor Seller has received any notice challenging the validity, enforceability or interpretation of any provision of the Intercompany Sale Documents.

(iv) Licensed Product. Burosumab is a Drug Substance and is the active ingredient in the Licensed Products. Licensee and its Affiliates are required to pay royalties under Section 7.2.2 of the License Agreement on all Net Sales by or on behalf of them and any of their (sub)licensees of any Licensed Products in the Field in the Profit Share Territory. As a result of the transactions under the Intercompany Sale Documents, as between Seller and Ultragenyx, Seller has the exclusive right to receive the Royalty on Net Sales of the Licensed Products in the Field in the Profit Share Territory for so long as Licensee, one of its Affiliates or any of its or their (sub)licensees is selling the Licensed Products in any country in the Profit Share Territory.

(v) No Liens or Assignments by Seller or Ultragenyx. Each of Seller and Ultragenyx has not, except for Permitted Liens and as contemplated hereby, conveyed, assigned or in any other way transferred or granted any Liens upon or security interests with respect to all or any portion of its right, title and interest in and to the Royalty, Ultragenyx’s interest in the Joint Invention Patents, the License Agreement or the Intercompany Sale Documents to any other Person.

(vi) No Waivers or Releases. Ultragenyx has not granted any material waiver under the License Agreement with respect to the Royalty or the Profit Share Territory and has not released Licensee, in whole or in part, from any of its material obligations with respect to the Royalty or the Profit Share Territory under the License Agreement, and no waiver granted by Ultragenyx under the License Agreement with respect to the Royalty or the Profit Share Territory and no release of Licensee thereunder would reasonably be expected

(with or without the giving of notice or the passage of time, or both) to have a Material Adverse Effect.

(vii) No Termination. Ultragenyx has not (A) given Licensee any notice of termination of the License Agreement (whether in whole or in part) or any notice expressing any intention to terminate the License Agreement or (B) received any notice of termination of the License Agreement (whether in whole or in part) or any notice expressing any intention to terminate either the License Agreement. To the Knowledge of Ultragenyx, no event has occurred that would give rise to the expiration or termination of the License Agreement. Neither Ultragenyx nor Seller has terminated or has any intention of terminating the Intercompany Sale Documents in whole or in part.

(viii) No Breaches or Defaults. There is and has been no material breach or default under any provision of the License Agreement either by Ultragenyx (or any predecessor thereof) or, to the Knowledge of Ultragenyx, by Licensee (or any predecessor thereof), and there is no event that upon notice or the passage of time, or both, would reasonably be expected to give rise to any material breach or default either by Ultragenyx or, to the Knowledge of Ultragenyx, by Licensee.

(ix) Payments Made. Ultragenyx has received from Licensee (including from one or more Affiliates of Licensee in accordance with Section 13.6 of the License Agreement) the full amount of the payments due and payable under the License Agreement.

(x) No Assignments by Licensee. Ultragenyx has not consented to any assignment, delegation or other transfer by Licensee or any of its predecessors of any of their rights or obligations under the License Agreement with respect to the Profit Share Territory, and, to the Knowledge of Ultragenyx, Licensee has not assigned or otherwise transferred or granted any Liens upon or, with respect to any of its rights or obligations under the License Agreement with respect to the Profit Share Territory or, to the Knowledge of Ultragenyx, any portion of its right, title and interest in and to the Licensed KHK IP with respect to the Profit Share Territory, in each case, to any Person.

(xi) No Indemnification Claims. Ultragenyx has not notified Licensee or any other Person of any claims for indemnification under the License Agreement nor has Ultragenyx received any claims for indemnification under the License Agreement pursuant to Article 14 thereof.

(xii) No Royalty Reductions. To the Knowledge of Ultragenyx, the amount of the Royalty that will be due and payable under Section 7.2.2 of the License Agreement is not subject to any claim by Licensee alleging a right of set-off, counterclaim, credit, reduction or deduction by contract or otherwise against such Royalty, including in respect of any royalties payable by Ultragenyx to Licensee pursuant to Section 7.2.3 of the License Agreement (each, a “Royalty Reduction”). To the Knowledge of Ultragenyx, no event or condition exists that, upon notice or passage of time or both, would reasonably be expected to permit Licensee to claim, or have the right to claim, a Royalty Reduction.

(xiii) No Notice of Infringement. Ultragenyx has not received any written notice from, or given any written notice to, Licensee pursuant to Sections 10.5.1 or 10.6.1 of the License Agreement.

(xiv) Audits. Ultragenyx has not initiated, pursuant to Section 9.2 of the License Agreement any inspection or audit of books of accounts or other records pertaining to Net Sales, the calculation of royalties or other amounts payable to Ultragenyx under the License Agreement.

(xv) In-Licenses. To the Knowledge of Ultragenyx, and with respect to each agreement constituting an In-License, (A) such agreement is valid and in full force and effect, and binding and enforceable on Licensee and its counterparty, (B) Licensee has not given the counterparty to any such agreement any notice of termination or any notice expressing an intention to terminate such agreement, and Licensee has not received the same from such counterparty, (C) there is no and has been no material breach under any provision of such agreement by Licensee or its counterparty, and (D) Licensee has not proposed, or received any proposal, to amend or waive any provision of such agreement in a manner that would reasonably be expected to result in a Material Adverse Effect.

(k) Title to Royalty. After giving effect to the Intercompany Sale Documents, Seller is the exclusive owner of and has good and marketable title to the Royalty free and clear of all Liens (other than Permitted Liens). Upon payment of the Purchase Price by Buyer, Buyer will acquire, subject to the terms and conditions set forth in this Agreement and the License Agreement, good and marketable title to the Purchased Interest, free and clear of all Liens (other than Permitted Liens and Liens created by Buyer). No Person other than Buyer pursuant to this Agreement has any oral or written contract, or any option, right or privilege of any nature capable of becoming a contract, for the purchase or acquisition from Seller of any of the Royalty.

(l) Intellectual Property.

(i) Schedule 4.1(l)(i) of the Disclosure Schedule lists all non-expired Joint Invention Patents and, to the Knowledge of Ultragenyx, all non-expired KHK Patent Rights (collectively, the “Licensed Patents”). To the Knowledge of Ultragenyx, Licensee is the sole owner of, or is in possession of a valid license to, all of the KHK Patent Rights. To the Knowledge of Ultragenyx, Ultragenyx and Licensee collectively are the sole owners of, and collectively have the sole interest in, the Joint Invention Patents. Ultragenyx is the sole owner of, and has sole interest in, its undivided half interest in each of the Joint Invention Patents. Schedule 4.1(l)(i) of the Disclosure Schedule specifies as to each of the Licensed Patents, as applicable, the jurisdictions by or in which each such patent has issued as a patent or such patent application has been filed, including the respective patent numbers and application numbers and issue and filing dates, and, to the Knowledge of Ultragenyx, the owner of such Licensed Patent. Neither Ultragenyx nor any of its Affiliates owns any Patent Rights that are UGNX Invention Patents, and, to the Knowledge of Ultragenyx, neither KHK nor any of its Affiliates owns any Patent Rights that are KHK Invention Patents.

(ii) Except as set forth in Schedule 4.1(l)(ii) of the Disclosure Schedule: (A) (1) there is no pending or, to the Knowledge of Ultragenyx, threatened opposition, interference, reexamination, inter partes review, post-grant review, injunction, claim, suit, action, citation, summons, subpoena, complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding or claim to which Ultragenyx is a party or, to the Knowledge of Ultragenyx, to which Licensee is a party, and (2) to the Knowledge of Ultragenyx, there is no pending or threatened hearing, inquiry or investigation (by the International Trade Commission or any other Governmental Entity), (collectively (1) and (2), “Disputes”) involving any Joint Invention Patent; (B) to the Knowledge of Ultragenyx, the Joint Invention Patents are not subject to any outstanding injunction, judgment, order, decree, ruling, change, settlement or other disposition of a Dispute; and (C) to the Knowledge of Ultragenyx, no court, tribunal, or government agency in any jurisdiction has found any Joint Invention Patent invalid or unenforceable. Except as set forth in Schedule 4.1(l)(ii) of the Disclosure Schedule, to the Knowledge of Ultragenyx: (1) there are no pending or threatened Disputes involving any KHK Patent Right; (2) the KHK Patent Rights are not subject to any outstanding injunction, judgment, order, decree, ruling, change, settlement or other disposition of a Dispute; (3) no court, tribunal, or government agency in any jurisdiction has found any KHK Patent Right invalid or unenforceable.

(iii) Except as set forth in Schedule 4.1(l)(iii), subsequent to the issuance of the Licensed Patents, Ultragenyx has not, and to the Knowledge of Ultragenyx, Licensee has not, filed any disclaimer or made or permitted any other voluntary reduction in the term or subject matter claimed in any of the Licensed Patents. All of the issued Joint Invention Patents are in full force and effect and have not lapsed, expired or otherwise terminated, and, to the Knowledge of Ultragenyx, are valid and enforceable. Ultragenyx has not, and, to the Knowledge of Ultragenyx, Licensee has not, (A) received any written notice relating to the lapse, expiration or other termination of any of the Joint Invention Patents or (B) any written legal opinion that alleges that any of the issued Joint Invention Patents is invalid or unenforceable. To the Knowledge of

Ultragenyx, all of the issued KHK Patent Rights identified in Schedule 4.1(l)(i) are in full force and effect and have not lapsed, expired or otherwise terminated and are valid and enforceable. To the Knowledge of Ultragenyx, Licensee has not received any written notice relating to the lapse, expiration or other termination of any of the issued KHK Patent Rights identified in Schedule 4.1(l)(i) or any written legal opinion that alleges that any of the issued KHK Patent Rights is invalid or unenforceable.

(iv) To the Knowledge of Ultragenyx, there is no Person who is or claims to be an inventor under any of the Joint Invention Patents who is not a named inventor thereof.

(v) Ultragenyx has not, and, to the Knowledge of Ultragenyx, Licensee has not, received any written notice of any claim by any Person challenging the inventorship or ownership of, the rights of Ultragenyx or Licensee, as applicable, in and to, or the patentability, validity or enforceability of, any Licensed Patent, or asserting that the development, manufacture, importation, sale, offer for sale or use of any Licensed Product infringes any patent or other intellectual property rights of such Person.

(vi) To the Knowledge of Ultragenyx, the discovery and development of the Licensed Products did not and does not infringe, misappropriate or otherwise violate any patent rights or other intellectual property rights owned by any Third Party. Neither Ultragenyx nor, to the Knowledge of Ultragenyx, Licensee, has, except pursuant to the In-Licenses, and except for two patent families added to the KHK Patent Rights in Amendment No. 3, in-licensed any patents or other intellectual property rights covering the manufacture, use, sale, offer for sale or import of the Licensed Products.

(vii) To the Knowledge of Ultragenyx, the manufacture, use, marketing, sale, offer for sale, importation or distribution of the Licensed Products has not and will not, infringe, misappropriate or otherwise violate any patent rights or other intellectual property rights owned by any other Person.

(viii) To the Knowledge of Ultragenyx, no Third Party has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Licensed Patents.

(ix) All required maintenance fees, annuities and similar payments with respect to the Licensed Patents for which Ultragenyx controls the prosecution and maintenance in accordance with Section 10.1.1 or 10.2.1 of the License Agreement, and to the Knowledge of Ultragenyx, with respect to all other Licensed Patents, have been paid timely.

(m) UCC Representation and Warranties. Ultragenyx’s exact legal name is, and for the immediately preceding ten years Ultragenyx’s exact legal name has been, “Ultragenyx Pharmaceutical Inc.”. Ultragenyx is, and for the prior ten years Ultragenyx has been, incorporated in Delaware. Seller’s exact legal name is, and since its date of incorporation, Seller’s exact legal name has been, “Rare Delaware Inc.”. Seller is, and since its incorporation has been, incorporated in Delaware.

(n) Solvency. Following consummation of the transactions contemplated by the Intercompany Sale Documents and assuming consummation of the transactions contemplated by this Agreement, (i) the fair saleable value of the assets of each of Ultragenyx and Seller will be greater than the sum of its debts, liabilities and other obligations, including contingent liabilities, (ii) the present fair saleable value of the assets of each of Ultragenyx and Seller will be greater than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including contingent liabilities, as they become absolute and matured, (iii) each of Seller and Ultragenyx will be able to pay its debts, liabilities and other obligations, including contingent obligations, as they come due in the ordinary course, (iv) neither Ultragenyx nor Seller has incurred, will incur or has any present plans or intentions to incur debts or other obligations or liabilities beyond its ability to pay such debts or other obligations or liabilities as they become due and payable, and (v) neither Ultragenyx nor Seller will become bankrupt or will be rendered insolvent under applicable Bankruptcy Laws.

(o) Brokers’ Fees. Other than Cowen and Company, there is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Seller or Ultragenyx who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.2 Buyer’s Representations and Warranties. Buyer represents and warrants to Seller and Ultragenyx that as of the Effective Date:

(a) Existence; Good Standing. Buyer is a limited partnership formed and existing under the laws of the Province of Ontario, Canada. Buyer GP is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of Ontario, Canada, and is the sole general partner of Buyer.

(b) Authorization. Buyer has the requisite partnership right, power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Buyer GP in its capacity as general partner of Buyer.

(c) Enforceability. This Agreement has been duly executed and delivered by Buyer GP in its capacity as general partner of Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d) No Conflicts. The execution, delivery and performance by Buyer GP in its capacity as general partner of Buyer of this Agreement do not and shall not (i) contravene or conflict with the organizational documents of Buyer or Buyer GP, (ii) contravene or conflict with or constitute a default under any material provision of any Applicable Law binding upon or applicable to Buyer or Buyer GP or (iii) contravene or conflict with or constitute a default under any material contract or other material agreement or Judgment binding upon or applicable to Buyer.

(e) Consents. No consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by Buyer in connection with (i) the execution and delivery by Buyer GP in its capacity as general partner of Buyer of this Agreement, (ii) the performance by Buyer of its obligations under this Agreement, other than the filing of financing statement(s) in accordance with Section 2.3, or (iii) the consummation by Buyer of any of the transactions contemplated by this Agreement.

(f) No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of Buyer, threatened before any Governmental Entity to which Buyer is a party that would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of Buyer to perform its obligations under this Agreement.

(g) Financing. Buyer will have sufficient cash on hand to pay the entire Purchase Price at the Closing. Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.

(h) Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.3 No Implied Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN Section 4.1, NEITHER SELLER NOR ULTRAGENYX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. BUYER acknowledges that, except as specifically provided in this Article 4 and the Disclosure Schedules, NEITHER Seller NOR Ultragenyx has assumed ANY responsibilities of any kind with respect to any act or omission of Licensee with respect to the design, development, manufacture, use, sale, distribution, marketing or other activities of Licensee with respect to ANY OF THE Licensed Products.

Article 5
CONDITIONS TO CLOSING

Section 5.1 Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated hereunder on the Closing Date are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent.

(a) Each of Seller and Ultragenyx shall have performed and complied in all material respects with all, and shall not be in material breach of any, agreements, covenants, obligations and conditions required to be performed and complied by it under this Agreement at or prior to the Closing Date.

(b) The representations and warranties of each of Seller and Ultragenyx contained in Article 4 shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except to the extent any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided, that to the extent that any such representation or warranty is qualified by the term “material” or “Material Adverse Effect,” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) shall be true and correct in all respects as of the Closing Date or such other date, as applicable.

(c) After the date of this Agreement, there shall not have occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Material Adverse Effect.

(d) There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.

(e) There shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby or (iii) seeking to restrain or prohibit Buyer’s receipt of the Purchased Interest.

(f) Seller shall have delivered to Buyer the duly executed Bill of Sale.

(g) [Reserved]

(h) Seller shall have delivered to Buyer the duly executed Opinion.

(i) Seller shall have delivered to Buyer the duly executed Seller Closing Certificate.

(j) Ultragenyx shall have delivered to Buyer the duly executed Ultragenyx Closing Certificate.

Section 5.2 Conditions to Seller’s Obligations. The obligations of Seller and Ultragenyx to consummate the transactions contemplated hereunder on the Closing Date are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a) Buyer shall have performed and complied in all material respects with all, and shall not be in material breach of any, agreements, covenants, obligations and conditions required to be performed and complied by it under this Agreement at or prior to the Closing Date.

(b) The representations and warranties of Buyer contained in Section 4.2 shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except to the extent any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided, that to the extent that any such representation or warranty is qualified by the term “material,” such representation or warranty (as so written, including the term “material”) shall be true and correct in all respects as of the Closing Date or such other date, as applicable.

(c) There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.

(d) There shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby or (iii) seeking to restrain or prohibit Buyer’s receipt of the Purchased Interest.

(e) Buyer shall have delivered to Seller and Ultragenyx the duly executed Buyer Closing Certificate.

Article 6
COVENANTS

Ultragenyx and Seller covenant in favor of Buyer, on a joint and several basis, as follows:

Section 6.1 Disclosures. Except for a press release previously approved in form and substance by Seller, Ultragenyx and Buyer or any other public announcement using substantially the same text as such press release, neither Buyer, Seller nor Ultragenyx shall, and each party hereto shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Applicable Law or stock exchange rule (in which case the party hereto required to make the press release or other public announcement or disclosure shall allow the other party hereto reasonable time to comment on such press release or other public announcement or disclosure in advance of such issuance and shall consider such comments in good faith).

Section 6.2 Payments of Purchased Interest.

(a) Within [***] days following the Closing Date, Seller shall establish a bank account with Ultragenyx’s primary bank, the sole owner and beneficiary of which account shall be Seller (the “Seller Bank Account”). Seller agrees that the sole purpose of the Seller Bank Account will be to receive deposits of the Royalty from the Licensee. Until the Royalty Termination Date, (i) Seller shall maintain and retain exclusive control of the Seller Bank Account and shall not grant to any Person any Lien thereon or in respect of funds held on deposit therein, and (ii) Seller shall use commercially reasonable efforts to promptly (x) notify Buyer of each receipt of any payment on account of Royalties from the Licensee following such receipt, and (y) provide to Buyer copies of account statements issued by Seller’s bank in respect of the Seller Bank Account on a periodic basis and, in any event, not less than quarterly.

(b) Within [***] Business Days following the establishment of the Seller Bank Account, Ultragenyx shall deliver the Licensee Instruction Letter, substantially in the form attached hereto as Exhibit E, with the Seller Bank Account information reflected therein at time of such delivery, to the Licensee to provide notice of the sale, assignment, transfer and conveyance of the Royalty to Seller and directing the Licensee to pay the Royalty to the Seller Bank Account. Promptly following the delivery of the Licensee Instruction Letter to the Licensee, Ultragenyx shall provide evidence thereof to Buyer. Ultragenyx and Seller shall not revoke, amend or otherwise change the Licensee Instruction Letter in any respect prior to the Royalty Termination Date without the prior written consent of Buyer.

(c) Until the Royalty Termination Date, upon receipt of payment on account of the Royalties due to Buyer hereunder, Seller shall promptly (and in any event within [***] Business Days) pay the Purchased Interest to Buyer, without set-off or deduction of any kind by Seller except as expressly contemplated in Section 6.17, by wire transfer of immediately available funds to the account specified in Exhibit F or to such other account as Buyer may specify by written notice to Seller and Ultragenyx from time to time (the “Buyer Bank Account”). The parties agree that upon receipt of any payment on account of Royalties, the Purchased Interest shall immediately become payable and from and after such time, Seller shall

(i) hold the funds comprising such payment in trust for the exclusive benefit of Buyer until the Purchased Interest is paid to Buyer, and (ii) have no right, title or interest in such payment and it shall not grant any Lien in respect thereof. For the avoidance of doubt, any payments by the Licensee to Seller in error or that constitute adjustments to reserves shall be excluded from this Section 6.2(c).

(d) Commencing on the Closing Date and until the Royalty Termination Date, if, notwithstanding the terms of the Licensee Instruction Letter, any payment of any portion of the Royalty is made to Ultragenyx, Ultragenyx shall pay the corresponding Purchased Interest, without set-off or deduction of any kind by Ultragenyx except as expressly contemplated in Section 6.17, to Buyer on behalf of Seller, promptly (and in any event within [***] Business Days) after the receipt thereof, by wire transfer of immediately available funds to the Buyer Bank Account. Ultragenyx shall notify Buyer of such wire transfer and provide reasonable details regarding the Royalty payment so received by Ultragenyx. Ultragenyx agrees that, in the event any payment of the Royalty is paid to Ultragenyx, Ultragenyx shall (i) until the Purchased Interest is paid to Buyer on behalf of Seller, hold such payment received in trust for the exclusive benefit of Seller to enable Seller to pay the Purchased Interest to Buyer in accordance with this Agreement and (ii) have no right, title or interest in such payment and that it shall not grant any Lien in respect thereof.

(e) Commencing on the Closing Date and at all times thereafter if, notwithstanding the terms of the Licensee Instruction Letter, any payment due under the License Agreement that does not constitute Royalties is made to Seller or Buyer, Seller or Buyer, as applicable, shall pay such amount, without set-off or deduction of any kind by Seller or Buyer, as applicable, to Ultragenyx, promptly (and in any event within [***] Business Days) after the receipt thereof, by wire transfer of immediately available funds to an account designated in writing by Ultragenyx. Seller or Buyer, as applicable, shall notify Ultragenyx of such wire transfer and provide reasonable details regarding the erroneous payment so received by Seller or Buyer. Each of Seller and Buyer (in each case, in respect of itself only) agrees that, in the event any payment due under the License Agreement that does not constitute Royalties is paid to Seller or Buyer, Seller or Buyer, as applicable, shall (i) until paid to Ultragenyx, hold such payment received in trust for the exclusive benefit of Ultragenyx and (ii) have no right, title or interest in such payment and that it shall not grant any Lien in respect thereof.

(f) A late fee of [***] shall accrue on all unpaid amounts on an annualized basis with respect to any sum payable under this Section 6.2 beginning [***] Business Days after receipt of such payment.

Section 6.3 Royalty Reduction. If Licensee exercises any Royalty Reduction against any payment of the Royalty, such Royalty Reduction shall not reduce any payment of the Purchased Interest otherwise payable to Buyer, and if such Royalty Reduction reduces any payment of the Purchased Interest to less than the full amount of the Royalty, then Seller shall promptly (and in any event within [***] Business Days following the payment of the Royalty affected by such Royalty Reduction) make a true-up payment to Buyer such that Buyer receives the full amount of such Purchased Interest payments that would have been payable to Buyer had such Royalty Reduction not occurred.

Section 6.4 Royalty Reports; Notices and Other Information from the Licensee. Promptly (and in any event within [***] Business Days) following the receipt by Ultragenyx of any Royalty Report or other material notices or correspondence relating, directly or indirectly, to the Royalty or the Licensed Product in the Profit Share Territory that has been provided to Ultragenyx under, or in respect of, the License Agreement, Ultragenyx shall furnish a true, correct and complete copy of the same to Buyer.

Section 6.5 Notices and Other Information to the Licensee. Ultragenyx shall not send (or refrain from sending), without the prior written consent of Buyer, any material written notice or correspondence to Licensee that (a) relates, directly or indirectly, to the Royalty or the Profit Share Territory or (b) would, or relates directly or indirectly to a matter that would, reasonably be expected (with or without the giving of notice or passage of time, or both) to result in a Material Adverse Effect.

Section 6.6 Inspections and Audits of Licensee. Ultragenyx shall consult and coordinate with Buyer regarding the time, manner and conduct of any inspection or audit of Licensee under Section 9.2.1 of the License Agreement. At the written request of Buyer upon not less than [***] days’ prior written notice, Ultragenyx shall, to the extent permitted under Section 9.2.1 of the License Agreement, provide written notice to Licensee to cause an inspection or audit during normal business hours not more than [***] each calendar year, and under a customary non-disclosure agreement, by an independent, mutually agreed public accounting firm to be made for the purpose of determining the correctness of Royalty payments made under the License Agreement. With respect to any inspection or audit requested by Buyer with respect to the Royalty, Ultragenyx shall, for purposes of Section 9.2.1 of the License Agreement, select such independent, mutually agreed public accounting firm as Buyer shall recommend for such purpose (as long as such independent certified public accountant is reasonably acceptable to Licensee as required by Section 9.2.1 of the License Agreement). Buyer shall pay Ultragenyx the expenses of any inspection or audit requested by Buyer (including the fees and expenses of such independent public accounting firm designated for such purpose) that would otherwise be borne by Ultragenyx pursuant to the License Agreement (if and as such expenses are actually incurred by Ultragenyx); provided, however, that as between Buyer and Ultragenyx, Ultragenyx shall be solely responsible for any of such fees and expenses that do not relate exclusively to the inspection or audit of Licensee in respect of sales of Licensed Product in the Profit Share Territory and the Royalty. Ultragenyx shall deliver to Buyer a copy of the results of any audit conducted pursuant to Section 9.2.1 of the License Agreement within [***] Business Days following Ultragenyx’s receipt thereof, with information redacted that Ultragenyx reasonably determines is not relevant for determining the correctness of Royalty payments made under the License Agreement.

Section 6.7 Amendment or Assignment of License Agreement. Ultragenyx shall not, except as Mutually Agreed, assign, amend, modify, supplement or restate (or consent to any assignment, amendment, modification, supplement or restatement of) any provision of the License Agreement; provided that, Ultragenyx may amend, modify, supplement or restate the License Agreement without the prior written consent of Buyer so long as such amendment, modification, supplement or restatement relates to the transition for the Profit Share Territory and does not adversely affect, directly or indirectly, the Royalty in any manner, including the timing, amount or duration thereof. Subject to the foregoing, promptly, and in any event within [***] Business Days, following receipt by Ultragenyx of any final assignment, amendment, modification, supplement or restatement of the License Agreement, Ultragenyx shall furnish a copy of the same to Buyer; provided, however, that Ultragenyx shall furnish to Buyer a copy of the final form of any assignment, amendment, modification, supplement or restatement of the License Agreement that relates to the transition for the Profit Share Territory at least [***] Business Days prior to the execution thereof, and Ultragenyx will cause its representatives to meet with representatives of Buyer to discuss the content thereof if requested by Buyer within such [***] Business Day period.

Section 6.8 Maintenance of License Agreement. Ultragenyx shall comply in all material respects with its obligations under the License Agreement and shall not take any action or forego any action that would reasonably be expected to constitute a material breach or default thereof. Promptly, and in any event within [***] Business Days, after receipt of any (written or oral) notice from Licensee of an alleged breach or default under the License Agreement relating, directly or indirectly, to the Royalty or to the Licensed Products in the Profit Share Territory or of other material breach by Ultragenyx under the License Agreement, Ultragenyx shall give written notice thereof to Buyer, including delivering Buyer a copy of any such written notice. After consultation with Buyer and as Mutually Agreed, Ultragenyx shall use its reasonable best efforts to cure any such breach or default by it under the License Agreement and shall give written notice to Buyer upon curing any such breach or default. In connection with any dispute regarding an alleged breach that is related, directly or indirectly, to the Royalty or could reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect, Ultragenyx shall employ such counsel, reasonably acceptable to Ultragenyx, as Buyer may select. Buyer and Ultragenyx shall pay [***]% and [***]%, respectively, of the costs and expenses of such counsel in connection with any dispute regarding any such breach by the Licensee, and Ultragenyx shall pay [***]% of the costs and expenses of such counsel in connection with any dispute regarding any such breach by Ultragenyx; provided that, for greater certainty, as between Buyer and Ultragenyx, Ultragenyx shall be solely responsible for all costs and expenses of counsel in connection with any dispute regarding a breach by Licensee to the extent relating to any jurisdiction other than the Profit Share Territory. Ultragenyx shall not, except as Mutually Agreed, (a) forgive, release or compromise any amount owed to or becoming owed to Ultragenyx under the License Agreement in respect of the Royalty or (b) waive any obligation of, or grant any consent to, the Licensee under, in respect of or related, directly or indirectly, to the Royalty. Ultragenyx shall not exercise or enforce its applicable rights under the License Agreement, or omit to do so, in any manner that would reasonably be expected (with or without the giving of notice or the passage of time, or both) to have a Material Adverse Effect.

Section 6.9 Enforcement of License Agreement.

(a) Notice of Breaches by Licensee. Promptly (and in any event within [***] Business Days) after Ultragenyx becomes aware of, or comes to believe in good faith that there has been, a material breach of the License Agreement by Licensee, Ultragenyx shall provide written notice of such breach to Buyer. In addition, Ultragenyx shall provide to Buyer a copy of any written notice of such breach or alleged breach of the License Agreement delivered by Ultragenyx to Licensee as soon as practicable and in any event not less than [***] Business Days following such delivery.

(b) Enforcement of License Agreement. In the case of any material breach by Licensee referred to in Section 6.9(a), Ultragenyx shall consult with Buyer regarding the timing, manner and conduct of any enforcement of Licensee’s obligations under the License Agreement. Following such consultation, Ultragenyx shall, (i) as Mutually Agreed, exercise such rights and remedies relating to any such breach as shall be available to Ultragenyx, whether under the License Agreement or by operation of law and, (ii) if such breach is solely related to the Royalty or could reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect, employ such counsel reasonably acceptable to Ultragenyx as Buyer shall recommend for such purpose.

(c) Allocation of Proceeds and Costs of Enforcement. Each of Buyer and Ultragenyx shall bear its own fees and expenses incurred in enforcing Licensee’s obligations under the License Agreement pursuant to this Section 6.9, provided that Buyer shall pay [***]% of the costs and expenses of any counsel employed by Ultragenyx pursuant to Section 6.9(b)(ii). The Proceeds resulting from any enforcement of Licensee’s obligations under the License Agreement undertaken at Buyer’s request pursuant to this Section 6.9 shall be applied first to reimburse Ultragenyx and Buyer for any expenses incurred by them in connection with such enforcement (including notwithstanding the occurrence of the Royalty Termination Date), with the remainder of the Proceeds distributed to (i) Buyer if the breach by Licensee is solely related to the Royalty or [***] if the breach by Licensee is otherwise related to the Profit Share Territory or royalties payable in respect of sales of Licensed Product in the Profit Share Territory or (ii) Ultragenyx for all other breaches by Licensee that do not relate, directly or indirectly, to the Profit Share Territory or royalties payable in respect of sales of Licensed Product in the Profit Share Territory. Ultragenyx hereby assigns and, if not presently assignable, agrees to assign to Buyer the amount of Proceeds due to Buyer in accordance with this Section 6.9.

Section 6.10 Termination of License Agreement. Ultragenyx shall not, without the prior written consent of Buyer, (i) exercise any right to terminate the License Agreement, in whole or in part (but only if termination of such part could reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect), (ii) agree with Licensee to terminate the License Agreement, in whole or in part (but only if termination of such part could reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect), or (iii) take, or permit any Affiliate or sublicensee to take, any action that would reasonably be expected to give Licensee the right to terminate the License Agreement, in whole or in part (but only if termination of such part could reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect). Ultragenyx shall not take any action, fail to take an action or permit an action to be taken, that would give Licensee the right to terminate the License Agreement under Section 15.2.1 or 15.2.2 thereof or Section 4 of Amendment No. 3.

Section 6.11 Preservation of Rights. Ultragenyx shall not, except as Mutually Agreed, hereafter sell, transfer, hypothecate, assign or in any manner convey or mortgage, pledge or grant a security interest or other encumbrance of any kind in any of its interest in any portion of the License Agreement or any of its interest in the Joint Invention Patents that could reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect. Neither Ultragenyx nor Seller shall hereafter subject to a Lien (other than a Permitted Lien), sell, transfer, assign, convey title (in whole or in part), grant any right to, or otherwise dispose of any portion of the Royalty.

Section 6.12 Enforcement; Defense; Prosecution and Maintenance.

(a) Buyer and Ultragenyx shall promptly inform each other of any suspected infringement by a Third Party they become aware of in the Profit Share Territory with respect to any of the Licensed Patents or any other patent right claiming the composition of matter of, or the method of making or using, any Licensed Product in the Profit Share Territory. Ultragenyx shall (i) provide to Buyer a copy of any written notice of any suspected infringement in the Profit Share Territory of any of the Licensed Patents and all pleadings filed in such action and (ii) notify Buyer of any material developments in any claim, suit or proceeding resulting from such infringement that are delivered by Licensee to Ultragenyx under Section 10.5.1 of the License Agreement or otherwise as soon as practicable and in any event not less than [***] Business Days following such delivery.

(b) If Ultragenyx has the right to join an enforcement action in the Profit Share Territory as set forth in Section 10.5.1 of the License Agreement, Ultragenyx shall, if requested in writing by Buyer, promptly, and in any event within [***] Business Days after receipt of such request, exercise such right as instructed by Buyer and, if requested by Buyer, Ultragenyx shall employ such counsel reasonably acceptable to Ultragenyx as Buyer shall recommend for such purpose. Ultragenyx shall not join any infringement action in the Profit Share Territory under Section 10.5.1 of the License Agreement without Buyer’s prior consent.

(c) Promptly (and in any event within [***] Business Days) following Ultragenyx receiving written notice from the Licensee pursuant to Section 10.1.1 of the License Agreement or, if applicable where Licensee was appointed the lead-party, Section 10.2.1 of the License Agreement, of the Licensee’s intention to allow any of the KHK Patent Rights in the Profit Share Territory or the Joint Invention Patents in the Profit Share Territory to lapse or become abandoned or to not file patent applications for any of the KHK Patent Rights in the Profit Share Territory or Joint Invention Patents in the Profit Share Territory (such Patent Rights, the “Applicable Patents”), Ultragenyx shall inform Buyer of such notice and, as Mutually

Agreed, Ultragenyx shall exercise its rights under Section 10.1.1 of the License Agreement or, if applicable where Licensee was appointed the lead-party, Section 10.2.1 of the License Agreement, to assume the prosecution and maintenance of any such Applicable Patents.

(d) Ultragenyx shall act as Mutually Agreed to: (i) take any and all actions, and prepare, execute, deliver and file any and all agreements, documents and instruments, that are reasonably necessary or desirable to diligently prosecute, preserve and maintain any Licensed Patents in the Profit Share Territory for which it controls the prosecution and maintenance, including in accordance with Section 10.1.1 of the License Agreement and, if applicable Section 10.2.1 (where Ultragenyx was appointed the lead-party or Ultragenyx assumed such role from Licensee as permitted pursuant to Section 6.12(c) above) of the License Agreement, including payment of maintenance fees or annuities on any such Licensed Patents, (ii) prosecute any corrections, substitutions, reissues, reviews and reexaminations of any Licensed Patents in the Profit Share Territory, for which it controls the prosecution and maintenance, including in accordance with Section 10.1.1 of the License Agreement and, if applicable Section 10.2.1 (where Ultragenyx was appointed the lead-party or Ultragenyx assumed such role from Licensee as permitted pursuant to Section 6.12(c) above) of the License Agreement, and any other forms of patent term restoration in any applicable jurisdiction in the Profit Share Territory, (iii) diligently enforce and defend any Licensed Patents for which it controls the defense and enforcement in the Profit Share Territory, including by bringing any legal action for infringement or defending any counterclaim of invalidity or unenforceability or action of a Third Party for declaratory judgment of non-infringement or non-interference, and (iv) not disclaim or abandon, or fail to take any action necessary or desirable to prevent the disclaimer or abandonment (including through lack of enforcement against Third Party infringers), of any Licensed Patents in the Profit Share Territory for which it controls the prosecution and maintenance, including in accordance with Section 10.1.1 of the License Agreement and, if applicable Section 10.2.1 (where Ultragenyx was appointed the lead-party or Ultragenyx assumed such role from Licensee as permitted pursuant to Section 6.12(c) above) of the License Agreement. For purposes of compliance with this Section 6.12(d), Ultragenyx shall employ such counsel, reasonable acceptable to Ultragenyx, as Buyer shall recommend for such purpose.

(e) Ultragenyx shall be responsible for all out-of-pocket costs and expenses (including the fees and expenses of counsel) incurred by Ultragenyx in connection with Ultragenyx’s actions pursuant to Section 6.12 (b), (c) or (d), as applicable; provided, however, that, if Ultragenyx’s actions under any such Section 6.12 (b), (c) or (d) (or any clauses thereof): (i) were taken pursuant to the mutual agreement of Ultragenyx and Buyer, Buyer shall promptly on demand reimburse Ultragenyx for 30% of all such out-of-pocket costs and expenses (including the fees and expenses of counsel) reasonably incurred by Ultragenyx in connection with Ultragenyx’s actions pursuant to any such Sections (or any clauses thereof), provided that such demand shall be in writing and shall be accompanied by reasonably detailed invoices or similar supporting evidence of the costs and expenses for which Ultragenyx seeks reimbursement, or (ii) were taken solely at the direction or request of Buyer (and not pursuant to the mutual agreement of Ultragenyx and Buyer), Buyer shall promptly on demand reimburse Ultragenyx for 100% all such out-of-pocket costs and expenses (including the fees and expenses of counsel) reasonably incurred by Ultragenyx in connection with Ultragenyx’s actions pursuant to any such Sections (or any clauses thereof), provided that such demand shall be in writing and shall be accompanied by reasonably detailed invoices or similar supporting evidence of the costs and expenses for which Ultragenyx seeks reimbursement, and provided further that Ultragenyx shall apply the remainder of any proceeds and other amounts recovered through such actions following application of the recoveries sharing allocation between Ultragenyx and the Licensee pursuant to Section 10.5.3 of the License Agreement (A) first, to reimburse Buyer for 70% of all of the amounts reimbursed by Buyer to Seller pursuant to this clause (ii), and (B) second, 70% to Ultragenyx and 30% to Buyer.

Section 6.13 Additional Covenants Regarding Seller.

(a) Commencing on the Closing Date and until the Royalty Termination Date (except as otherwise contemplated by this Agreement or as required by Applicable Law or except as Mutually Agreed), Seller shall not:

(i) amend Article VII, Section 9 of Seller’s bylaws without the prior written consent of Buyer;

(ii) incur, create, assume or otherwise become liable for any indebtedness, or amend, modify or refinance any indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person.

(b) Seller shall provide to Buyer at least [***] Business Days’ prior written notice prior to any change to its legal name, jurisdiction of formation or entity type.

(c) Ultragenyx covenants and agrees that it or its Affiliates shall continue to own all of the voting and equity interests of Seller until the Royalty Termination Date. Ultragenyx and Seller agree not to amend, modify or terminate, in whole or in part, or to waive any right under any of the Intercompany Sale Documents prior to the Royalty Termination Date.

Section 6.14 No Disposition of Royalty. Except as permitted by Section 10.3, Seller shall remain the exclusive owner of, and shall continue to have good and marketable title to, the Royalty free and clear of all Liens (other than Permitted Liens). Except as permitted by Section 10.3, Seller shall not sell, assign, transfer or convey, or grant any Lien (other than Permitted Liens) on, the Royalty or agree to do any of the foregoing.

Section 6.15 Efforts to Consummate Transactions. Subject to the terms and conditions of this Agreement, each of Seller, Ultragenyx and Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under Applicable Law to consummate the transactions contemplated by this Agreement. Each of Buyer, Seller and Ultragenyx agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the Intercompany Sale Documents.

Section 6.16 Further Assurances. After the Closing, Seller, Ultragenyx and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement and the Intercompany Sale Documents.

Section 6.17 Tax Matters.

(a) Notwithstanding anything to the contrary in the Transaction Documents, the parties to this Agreement shall treat (i) the transactions contemplated by this Agreement as a sale of the Purchased Interest for U.S. federal Tax purposes, and to the extent applicable, U.S. state, local and non-U.S. Tax purposes, and (ii) any and all payments on account of the Purchased Interest made pursuant to this Agreement after the Closing Date as made directly from Seller to Buyer for such Tax purposes (the “Intended Tax Treatment”). The parties hereto shall cooperate to effect the foregoing Intended Tax Treatment for U.S. federal Tax purposes, and to the extent applicable, U.S. state, local and non-U.S. Tax purposes.

(b) The parties to this Agreement acknowledge and agree that all payments to Buyer under the Transaction Documents are expected to be made without any withholding for or on account of any Tax. In the event that Seller subsequently reasonably determines in consultation with Buyer that any such withholding has become required, whether as a result of a change in Applicable Law after the date hereof or a determination within the meaning of Section 1313(a) of the Code (a “Determination”) that is inconsistent with the Intended Tax Treatment (or otherwise), Seller shall use commercially reasonable efforts to give Buyer notice of such withholding at least [***] Business Days before any Tax is withheld, and the parties hereto shall use commercially reasonable efforts to cooperate with Buyer to implement such measures (such as by providing certifications or other tax forms, in each case, subject to Buyer’s reimbursement of reasonable out-of-pocket expenses incurred by the other parties) that are reasonably necessary or advisable to reduce or eliminate such withholding. In the event that any amount of Tax is withheld from any payment to a party pursuant to this Section 6.17(b), such amount of Tax shall be deemed to have been received by such party for all purposes of this Agreement. Notwithstanding anything to the contrary in the Transaction Documents (including Section 6.3), neither Ultragenyx nor Seller shall have any obligation to gross-up or otherwise pay any other party any amounts with respect to any Tax withholding except to the extent that such Tax withholding constitutes Excluded Liabilities and Obligations.

(c) The parties hereto agree not to take any position that is inconsistent with the provisions of Section 6.17(a) on any Tax return or in any audit or other administrative or judicial proceeding or otherwise unless (i) the other party hereto has provided its prior written consent to such action(s), or (ii) there is a Determination that is inconsistent with the Intended Tax Treatment. If there is an inquiry by any Governmental Entity of Ultragenyx, Seller or Buyer related to this Section 6.17, the parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner consistent with this Section 6.17. In the event that a

Governmental Entity makes a Determination that a payment previously made to Buyer pursuant to this Agreement was subject to withholding Taxes and, in connection with such Determination, Seller or Ultragenyx remits (or is required pursuant to such Determination to remit) such Taxes to the Governmental Entity, Seller and Ultragenyx will have the right to (x) offset such amount (including any interest and penalties) against future payments under this Agreement or (y) invoice Buyer for such amount (which shall be payable by Buyer within [***] days following its receipt of such invoice).

Article 7
CONFIDENTIALITY

Section 7.1 Confidentiality. Except as provided in this Article 7 or otherwise agreed in writing by the parties, the parties hereto agree that each party and its Affiliates (the “Receiving Party”) shall, and shall cause its Affiliates to, keep confidential, and shall not, and shall cause its Affiliates not to, publish, otherwise disclose or use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any information furnished to it or its Affiliates by or on behalf of the other party (the “Disclosing Party”) pursuant to this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:

(a) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party, as documented by contemporaneous business records;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(d) is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party without obligations of confidentiality with respect thereto, as documented by written business records in existence prior to the receipt of such information from the disclosing Party; or

(e) is independently developed by the Receiving Party or any of its Affiliates, as evidenced by written records, without the use of or reference of the Confidential Information.

Section 7.2 Authorized Disclosure.

(a) Either party may disclose Confidential Information with the prior written consent of the Disclosing Party or to the extent such disclosure is reasonably necessary in the following situations:

(i) exercising a party’s rights or performing a party’s obligations hereunder;

(ii) complying with Applicable Laws, including regulations promulgated by securities exchanges;

(iii) complying with a valid order of a court of competent jurisdiction or other Governmental Entity;

(iv) for regulatory, tax or customs purposes;

(v) for audit purposes, provided that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure;

(vi) disclosure to its Affiliates and Representatives on a need-to-know basis, provided that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure; or

(vii) regarding the terms and conditions of the License Agreement, the Intercompany Sale Documents or this Agreement, to the Receiving Party’s legal and financial advisors, and to any actual or prospective acquirers, investors, collaborators and lenders (as well as and to their respective legal and financial advisors who are obligated to keep such information confidential), provided that the Receiving Party will be jointly responsible for any disclosure of Confidential Information by any such Person inconsistent with the confidentiality obligations owed by the Receiving Party hereunder.

(b) Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Sections 7.2(a)(i), (ii), (iii) or (iv), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure, consider in good faith any comments of the Disclosing Party regarding such disclosure, and use reasonable efforts to secure confidential treatment of such information. In any event, Buyer shall not file any patent application based upon or using the Confidential Information of Seller or Ultragenyx provided hereunder.

Section 7.3 Termination of Confidential Disclosure Agreement. Effective upon the Closing Date, the Confidential Disclosure Agreement dated as of May 23, 2022 between Ultragenyx and OMERS Capital Markets, a division of OMERS Administration Corporation

(“OMERS”) shall terminate and be of no further force and effect and shall be superseded by the provisions of this Article 7. OMERS shall have the benefit of, and be entitled to rely on, this Section 7.3.

Article 8
INDEMNIFICATION

Section 8.1 General Indemnity. Subject to Section 8.3, from and after the Closing:

(a) Seller and Ultragenyx hereby agree to jointly and severally indemnify, defend and hold harmless Buyer and its Affiliates and its and their respective directors, officers, partners, agents and employees (the “Buyer Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by Buyer Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of Seller or Ultragenyx in this Agreement, Seller Closing Certificate and the Ultragenyx Closing Certificate, (ii) any breach of any of the covenants or agreements of Seller or Ultragenyx in this Agreement; provided, however, that the foregoing shall exclude any indemnification to any Buyer Indemnified Party (x) to the extent resulting from the gross negligence, willful misconduct, or fraud of any Buyer Indemnified Party or (y) to the extent resulting from acts or omissions of Seller, Ultragenyx or any of their Affiliates based upon written instructions from any Buyer Indemnified Party (unless Seller or Ultragenyx is otherwise liable for such Losses pursuant to the terms of this Agreement), and (iii) the Excluded Liabilities and Obligations; and

(b) Buyer hereby agrees to indemnify, defend and hold harmless each of Seller and Ultragenyx, their Affiliates and their and their Affiliates’ directors, officers, agents and employees (“Seller Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by Seller Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of Buyer in this Agreement and Buyer Closing Certificate or (ii) any breach of any of the covenants or agreements of Buyer in this Agreement; provided, however, that the foregoing shall exclude any indemnification to any Seller Indemnified Party (x) to the extent resulting from the gross negligence, willful misconduct, or fraud of any Seller Indemnified Party or (y) to the extent resulting from acts or omissions of Buyer or any of its Affiliates based upon written instructions from any Seller Indemnified Party (unless Buyer is otherwise liable for such Losses pursuant to the terms of this Agreement).

Section 8.2 Notice of Claims. If either a Buyer Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand (such Buyer Indemnified Party on the one hand and such Seller Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this Article 8, the Indemnified Party shall so notify the other party from whom indemnification is sought under this Article 8 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding is asserted or instituted by or against a third party with respect to which an Indemnified Party intends to claim any Loss under this Article 8, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding. A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 8.2 shall not limit the obligation of the Indemnifying Party under this Article 8, except to the extent such Indemnifying Party is actually prejudiced thereby.

Section 8.3 Limitations on Liability. No party hereto shall be liable for any consequential (including lost profits), punitive, special, indirect or incidental damages under this Article 8 (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any covenant or agreement of such party (including under this Article 8) in or pursuant to this Agreement. Notwithstanding the foregoing, Buyer shall be entitled to make indemnification claims, in accordance with the procedures set forth in this Article 8, for Losses that include any portion of the Purchased Interest that Buyer was or would have been entitled to receive but did not receive timely or at all due to any indemnifiable events under this Agreement, and such portion of the Purchased Interest shall not be deemed consequential, punitive, special, indirect, incidental damages or lost profits for any purpose of this Agreement. Other than with respect to any fraud, willful misconduct, or intentional misrepresentation, (a) in no event shall an Indemnifying Party’s aggregate liability for Losses under Section 8.1(a)(i) or Section 8.1(b)(i) exceed the Purchase Price less the Purchased Interest payments actually received by Buyer, and (b) no Indemnifying Party shall have any liability for Losses under Section 8.1(a)(i), Section 8.1(a)(ii) or Section 8.1(b) unless and until the aggregate amount of all Losses incurred by the Indemnified Party equals or exceeds $[***], in which event such Indemnifying Party shall be liable for all Losses including such amount.

Section 8.4 Third Party Claims. Upon providing notice to an Indemnifying Party by an Indemnified Party pursuant to Section 8.2 of the commencement of any action, suit or proceeding against such Indemnified Party by a third party with respect to which such Indemnified Party intends to claim any Loss under this Article 8, such Indemnifying Party shall have the right to defend such claim, at such Indemnifying Party’s expense and with counsel of its choice reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such claim, the Indemnified Party shall, at the request of the Indemnifying Party, use commercially reasonable efforts to cooperate in such defense; provided, that the Indemnifying Party shall bear the Indemnified Party’s out-of-pocket costs and expenses reasonably incurred in connection with such cooperation. So long as the Indemnifying Party is conducting the defense of such claim as provided in this Section 8.4, the Indemnified Party may retain separate co-counsel at its expense and may participate in the defense of such claim, and neither the Indemnified Party nor the Indemnifying Party shall consent to the entry of any Judgment or enter into any settlement with respect to such claim without the prior written consent of the other unless such Judgment or settlement (A) provides for the payment by the Indemnifying Party of money as sole relief (if any) for the claimant (other than customary and reasonable confidentiality obligations relating to such claim, Judgment or settlement), (B) results in the full and general release of the Indemnified Party from all liabilities arising out of, relating to or in connection with such claim and (C) does not involve a finding or admission of any violation of any law, rule, regulation or Judgment, or the rights of any Person. In the event the Indemnifying Party does not or ceases to conduct the defense of such claim as so provided, (i) the Indemnified Party may defend against, and consent to the entry of any reasonable Judgment or enter into any reasonable settlement with respect to, such claim in any manner it may reasonably deem to be appropriate, (ii) the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the reasonable out-of-pocket costs of defending against such claim, including reasonable attorneys’ fees and expenses against reasonably detailed invoices, and (iii) the Indemnifying Party shall remain responsible for any Losses the Indemnified Party may suffer as a result of such claim to the full extent provided in this Article 8.

Section 8.5 Exclusive Remedy. Except as set forth in Section 10.10, from and after Closing, the rights of the parties hereto pursuant to (and subject to the conditions of) this Article 8 shall be the sole and exclusive remedy of the parties hereto and their respective Affiliates with respect to any claims (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties covenants and agreements made under this Agreement or any certificate, document or instrument delivered hereunder, and each party hereto hereby waives, to the fullest extent permitted under Applicable Law, and agrees not to assert after Closing, any other claim or action in respect of any such breach. Notwithstanding the foregoing, claims for fraud shall not be waived or limited in any way by this Article 8.

Article 9
TERMINATION

Section 9.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Buyer, Seller and Ultragenyx; or

(b) by Buyer upon notice in writing to Seller and Ultragenyx at any time after [***] from the Effective Date, if by such date the Closing shall not have been consummated for any reason other than a material breach by Buyer of any of its representations, warranties, covenants, agreements or obligations under this Agreement.

Section 9.2 Automatic Termination. Unless earlier terminated as provided in Section 9.1, this Agreement shall continue in full force and effect until the Royalty Termination Date, at which point this Agreement shall automatically terminate, except with respect to any rights that shall have accrued prior to such termination.

Section 9.3 Survival. Notwithstanding anything to the contrary in this Article 9, the following provisions shall survive termination of this Agreement: Section 6.1 (Disclosures), Section 6.2(b) (Payments Received in Error; Interest), Article 7 (Confidentiality), Article 8 (Indemnification), Section 9.3 (Survival) and Article 10 (Miscellaneous). Termination of the Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination.

Article 10
MISCELLANEOUS

Section 10.1 Notices. All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, facsimile, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 10.1:

If to Seller, to it at:

Rare Delaware Inc.

c/o Ultragenyx Pharmaceutical

60 Leveroni Court

Novato, CA 94949

Attention: Karah Parschauer

Email: [***]

If to Ultragenyx, to it at:

Ultragenyx Pharmaceutical

60 Leveroni Court

Novato, CA 94949

Attention: Karah Parschauer

Email: [***]

With copies to:

Gibson, Dunn & Crutcher LLP

555 Mission Street

San Francisco, CA 94105

Attention: Ryan Murr and Karen Spindler

Email: [***]; [***]

If to Buyer, to it at:

OCM LS23 Holdings LP
c/o OMERS Capital Markets

900 – 100 Adelaide St W

Toronto, ON M5H 0E2, Canada

Attention: Robert Missere, President

Email: [***]

With a copy to:

OMERS Capital Markets
900 – 100 Adelaide St W
Toronto, ON M5H 0E2, Canada

Attention: Danial Lam, Managing Director

Email: [***] and [***]

All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when received by a recipient, if sent by email, or (iii) upon receipt when sent by overnight delivery via commercial overnight courier service.

Section 10.2 Expenses. Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby shall be paid by the party hereto incurring such fees, costs and expenses.

Section 10.3 Assignment.

(a) Neither Ultragenyx nor Seller shall sell, assign or otherwise transfer, as applicable, (i) all or any portion of its interest in the Joint Invention Patents, (ii) all or any portion of its interest in the Royalty, the Intercompany Sale Documents and the License Agreement that relates to the Royalty or to the Profit Share Territory, (iii) all or any portion of its interest in this Agreement or (iv) all or any portion of its interest in the License Agreement that does not relate to the Royalty or to the Profit Share Territory (but only, in the case of clause (iv), if the sale, assignment or transfer of such portion would reasonably be expected (with or without the giving of notice or the passage of time, or both) to have a Material Adverse Effect) to any third party or to the Licensee by operation of law, merger, change of control, or otherwise, unless in connection therewith (A) such Person acquires all of Ultragenyx’s and Seller’s respective interests in all of the Joint Invention Patents, the License Agreement, the Intercompany Sale Documents and this Agreement and (B) prior to closing any such transaction, Ultragenyx or Seller, as applicable, causes such Person to deliver a writing to Buyer in which (1) if such Person is not the Licensee, such Person assumes all of the obligations of Ultragenyx or Seller, as applicable, to Buyer under this Agreement, and (2) if such Person is the Licensee, the Licensee assumes all of the obligations of Ultragenyx and Seller to Buyer hereunder and agrees to pay the

Purchased Interest directly to Buyer notwithstanding any subsequent termination of the License Agreement by the Licensee.

(b) Buyer may assign this Agreement, provided that Buyer promptly thereafter notifies each of Seller and Ultragenyx and any such assignee promptly thereafter agrees in writing to be bound by the obligations of Buyer contained in this Agreement, and in any event such assignment shall be of the Agreement in its entirety.

(c) Any purported assignment in violation of this Section 10.3 shall be null and void.

(d) This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns.

Section 10.4 Amendment and Waiver.

(a) This Agreement may be amended, modified or supplemented only in a writing signed by each of the parties hereto. Any provision of this Agreement may be waived only in a writing signed by the parties hereto granting such waiver.

(b) No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Section 10.5 Entire Agreement. This Agreement, the Exhibits annexed hereto and the Disclosure Schedule constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.

Section 10.6 No Third Party Beneficiaries. Except as set forth in Section 7.3, this Agreement is for the sole benefit of Seller, Ultragenyx and Buyer and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.

Section 10.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 10.8 JURISDICTION; VENUE.

(a) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND BUYER, SELLER AND ULTRAGENYX HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. BUYER AND SELLER HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF BUYER, SELLER AND ULTRAGENYX HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. EACH OF BUYER, SELLER AND ULTRAGENYX AGREES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON BUYER, SELLER OR ULTRAGENYX IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 10.1 HEREOF.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF BUYER, SELLER AND ULTRAGENYX HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 10.9 Severability. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to any party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.

Section 10.10 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, notwithstanding Section 8.5, each of the parties agrees that, without posting bond or other undertaking, the other parties shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it shall not assert that the defense that a remedy at law would be adequate.

Section 10.11 Relationship of the Parties. The relationship between Buyer one the one hand and Seller and Ultragenyx on the other hand is solely that of purchaser and seller, and neither party has any fiduciary or other special relationship with the other party or any of its Affiliates. The Transaction Documents do not constitute a partnership or similar agreement, and nothing contained herein shall be deemed to constitute Ultragenyx, Seller, Buyer and/or any other person as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any tax purposes. The parties agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Entity.

Section 10.12 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Royalty Purchase Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the Effective Date.

RARE DELAWARE INC.

By:	/s/ Mardi C. Dier
Name: Mardi C. Dier
Title: Vice President and Treasurer

ULTRAGENYX PHARMACEUTICAL INC.

By:	/s/ Emil D. Kakkis, M.D., Ph.D.
Name: Emil D. Kakkis, M.D., Ph.D.
Title: President and Chief Executive Officer

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" "" ""

IN WITNESS WHEREOF, the parties hereto have caused this Royalty Purchase Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the Effective Date.

OCM LS23 HOLDINGS LP, by its general partner, OCM LS23 HOLDINGS G.P. INC.

By:	/s/ Robert Missere
Name: Robert Missere
Title: President

By:	/s/ Danial K. Lam
Name: Danial K. Lam
Title: Vice President

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" "" ""